EXHIBIT A



         THIS EXHIBIT A, dated as of August 12, 1999 is Exhibit A to that Sub-Administration and Accounting Services Agreement dated as of August 12, 1999 between PFPC Inc. and E*Trade Funds.



                                   PORTFOLIOS


                          E*TRADE Technology Index Fund
                          E*TRADE E-Commerce Index Fund